EXHIBIT 5

                               Buchanan Ingersoll
                                    Attorneys
                              500 College Road East
                           Princeton, New Jersey 08540

                                        February 27, 1998
ECCS, Inc.
One Sheila Drive
Tinton Falls, New Jersey  07724

Gentlemen:

      We have acted as counsel to ECCS, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 3,003,248 shares (the "Shares") of the Company's common stock, $.01 par value, of which: (i) 900,000 are to be offered by the Company to its employees, officers, directors and consultants under the Company's 1989 Stock Option Plan, as amended (the "Option Plan"); (ii) 150,000 are to be offered by the Company to its employees under the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"); (iii) 306,000 underlie certain options granted outside the Option Plan in February 1995 (the "1995 Compensatory Contracts"); (iv) 90,000 underlie certain options granted outside the Option Plan in June 1996 (the "June 1996 Compensatory Contracts"); (v) 10,000 underlie certain options granted outside the Option Plan in December 1996 (the "December 1996 Compensatory Contract"); (vi) 150,000 are to be offered by the Company to its non-employee directors under the Company's 1996 Non-Employee Directors Stock Option Plan (the "Non-Employee Plan"); (vii) 600,000 are to be offered by the Company to its employees, non-employee directors and consultants under the Company's 1996 Stock Plan (the "Stock Plan"); (viii) 498,400 underlie certain options granted outside the Option Plan, the Non-Employee Plan and the Stock Plan in February 1998 (the "1998 Compensatory Contracts"); and (ix) 298,848 are to be offered by the Company to a director under a warrant granted in December 1994 (the "Warrant"). The Option Plan, the Purchase Plan, the 1995 Compensatory Contracts, the June 1996 Compensatory Contracts, the December 1996 Compensatory Contract, the Non-Employee Plan, the Stock Plan, the 1998 Compensatory Contracts and the Warrant are referred to collectively herein as the "Plans."

      In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

      1.    The  issuance of the Shares has been duly and validly  authorized;
            and

      2. The Shares underlying the Plans, when issued, delivered and sold in accordance with the terms of the respective Plans or other instruments authorized by such Plans, granted or to be granted thereunder, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.
                                        Very truly yours,

                                        /s/BUCHANAN INGERSOLL